Exhibit 5.1

August 28, 2026

Pluri Inc.

Matam Advanced Technology Park

Building No. 5

Haifa, Israel 3508409

Re:	Sale of Common Shares and Pre-Funded Warrant Shares pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (Registration No. 333-273347) (the “Registration Statement”), the prospectus included therein and the related prospectus supplement (such prospectus, as supplemented by such prospectus supplement, the “Prospectus Supplement”) filed or to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by Pluri Inc. (the “Company”), with respect to the sale of (a) 1,200,000 (the “Shares”) of the Company’s common shares, par value $0.00001 per share (the “Common Shares”), and (b) pre-funded warrants to purchase up to 1,028,940 Common Shares (the “Pre-Funded Warrants” and the Common Shares underlying the Pre-Funded Warrants, the “Warrant Shares” and the Pre-Funded Warrants and Warrant Shares together with the Shares, the “Securities”), pursuant to a securities purchase agreement dated as of August 26,2026 between the Company and the purchaser named therein (the “Purchase Agreement”).

We are acting as counsel for Company in connection with the registration and sale of the Securities. We have examined copies of the Registration Statement and Prospectus Supplement filed or to be filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

For purposes of our opinion, we have examined the applicable laws of the state of New York and an official compilation of “Title 7 – Business Associations; Securities; Commodities, Chapter – 78 – Private Corporations” of the Nevada Revised Statutes. We do not purport to be experts on the laws of the State of Nevada, and with your permission our opinion is based upon such limited experience. Other than such examination and our examination of the documents indicated above, we have made no other examination in connection with this opinion. We express no opinion herein concerning the federal laws of the United States of America or any state securities or blue sky laws.

Our opinions set forth below with respect to the validity or binding effect of the Pre-Funded Warrants or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon and subject to the foregoing, we are of the opinion that (A) the Shares have been duly and validly authorized and, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Prospectus Supplement and the Purchase Agreement, will be validly issued, fully paid and non-assessable; (B) the Pre-Funded Warrants have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Prospectus Supplement and the Purchase Agreement, will be valid and binding obligations of the Company; and (C) following (i) the exercise of the Pre-Funded Warrants pursuant to their terms, and (ii) receipt by the Company of the exercise price for the Common Shares as specified in the Pre-Funded Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered to you in connection with the Registration Statement, and is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP